Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	March 29, 2007
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL GIVES 2007 SALES AND EARNINGS GUIDANCE

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today provided sales and earnings guidance regarding management’s expectations for the fiscal year ending December 31, 2007.

Based upon the information currently available, Merit’s management estimates that Merit’s sales for the year ending December 31, 2007 will be in the range of $213-217 million and earnings will be in the range of $0.52-0.55 per share.

Merit’s management stated that they expect sales to be progressive quarter to quarter, except for the third quarter which historically slows down due to summer vacations and patient and physician deferrals.

Merit’s management noted that they expect earnings to be progressive quarter to quarter, assisted by the Company’s concentrated effort to reduce costs.  Cost reductions will come in all areas of the Company and will include the start up of several products in a lower-cost, off-shore environment, automation projects and the reduction in cost of many line-item expenses.  Management also noted that historically earnings in the first quarter are affected by increased expenses and benefits costs that are not yet absorbed by future sales volumes.

“For the past three years the Company has made substantial investments in research and development, new facilities and in our field sales force,” said Fred P. Lampropoulos, Merit’s Chairman and CEO.  “The additional expenses in these areas as well as direct labor and material costs have resulted in lower profits.  This year, however, we believe absorption and efficiency as well as leverage of SG&A line expenses will improve earnings and provide earnings growth of better than 20% and momentum for the future.”

“It has taken longer than we expected to return to the profit growth we anticipated,” Lampropoulos continued.  “But we believe our efforts and focus will result in substantially improved results.”

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its conference call today, March 29, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 800-219-6110, and the international number is 303-262-2140.  A live webcast as well as a rebroadcast can be accessed through the webcast tab of the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

During the conference call, the information set forth in this release will be discussed in more detail.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals.  Merit employs approximately 1,750 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2006.  Such risks and uncertainties include product recalls and product liability claims; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; termination of relationship with suppliers, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; significant portion of our revenues are derived from a few products and procedures; development of new products and technology that could render Merit’s products obsolete, market acceptance of new products, introduction of products in a timely fashion, price and product competition, availability of labor and materials, cost increases, and fluctuations in and obsolescence of inventory; volatility of the market price of our common stock; foreign currency fluctuations; key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement, changes in health care markets related to health care reform initiatives; and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  Actual results may differ materially from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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